Mondee Q2 2023 Results: Disrupts Travel with Revolutionary AI Platform; Delivers Exceptional Growth

- Q2 23 Gross Revenue of ~$708M1, 112% of Q2 2022
- Q2 23 Net Revenue of ~$56.8M1, 124% of Q2 2022
- Q2 23 Adjusted EBITDA of $4.4M1, 118% of Q2 2022
- Increases 2023 Net Revenue Guidance to $245-$250M, representing 155% of 2022 at midpoint

AUSTIN, Texas - Mondee Holdings, Inc. (Nasdaq: MOND) (“Mondee” or the “Company”), the high-growth, travel technology company and marketplace, with a portfolio of globally recognized platforms in the leisure and corporate travel sectors, today announced second quarter business milestones and financial results for the period ended June 30, 2023.

"Mondee is once again disrupting the travel market through innovation. We are thrilled that on the first anniversary of our NASDAQ public listing, Mondee released the first fully integrated AI Travel Marketplace, opening a world of new market opportunities and solidifying our status as pioneers in the travel industry. As trailblazers, we have broadened our target audience to encompass the vibrant ecosystem of travel social influencers and freelancers as well as the tech savvy Millennial and Gen Z travelers. Mondee's strong financial performance in the second quarter of 2023, amid the launch of this transformational tech platform, exemplifies our commitment to growth with innovation and excellence. Net revenue of $56.8 million was 124% of second quarter 2022 while our take rate increased to 8.0% from 7.2% over the same period," remarked Prasad Gundumogula, Founder, Chairman, and Chief Executive Officer.

"With our next-generation AI platform and marketplace in place, complemented by our expanding content and distribution channels, we are now perfectly positioned to launch a series of robust modern marketing campaigns with the help of our enhanced world-class marketing team. This strategic push aims to fully capitalize on our disruptive market position as we approach 2024," he continued.

Second-Quarter 2023 Financial Highlights1

●Gross revenue of $708 million for the quarter was 112% of $635 million in the second quarter of 2022 (“Q2 22”).
●Net revenue of $56.8 million for the quarter was 124% of $45.7 million in Q2 22.
●Net Loss of $(14.6) million for the quarter, after approximately $14.0 million of non-cash and/ or non-recurring items2, including stock-based compensation, amortization and tax provisions, and one-time marketing costs associated with the launch of the AI platform, compared with Q2 22's net loss of $(2.1) million.
●Adjusted EBITDA of $4.4 million for the quarter was 118% of $3.8 million in Q2 22, a strong improvement despite incurring approximately $1 million of primarily one-time marketing costs associated with the launch of Mondee's new AI Travel Marketplace.

Financial Summary and Operating Results1,3

	For the quarter ended June 30		Year-Over-Year Change
	2Q23	2Q22	$	%
Transactions	721,464	549,729	171,735	31%
Revenue, Gross	707,766	634,695	73,071	12%
Revenue, Net	56,771	45,656	11,115	24%
Net Income (Loss)	(14,608)	(2,113)	(12,495)	NA
Loss per share (EPS)[4]	(0.22)	(0.03)	(0.19)	NA
Adjusted EBITDA	4,438	3,756	682	18%
Adjusted Net Income (Loss)	(4,657)	(2,895)	(1,762)	NA
Adjusted EPS	(0.05)	(0.03)	(0.02)	NA

	For the six month ended June 30		Year-Over-Year Change
	2023	2022	$	%
Transactions	1,387	1,013	373,977	37%
Revenue, Gross	1,407,002	1,114,289	292,713	26%
Revenue, Net	106,700	84,723	21,977	26%
Net Income (Loss)	(27,523)	(9,104)	(27,523)	NA
Loss per share (EPS)[4]	(0.43)	(0.15)	(0.28)	NA
Adjusted EBITDA	8,595	6,134	2,461	40%
Adjusted Net Income (Loss)	(10,066)	(6,586)	(3,480)	NA
Adjusted EPS	(0.11)	(0.15)	0.04	NA

1 Note that Mondee’s first and second quarter 2022 financial results were prior to the Company's listing on the NASDAQ.
2 Net income (loss) included approximately $14.0M of non-cash and/or non-recurring items, such as $3.8M of depreciation and amortization, $4.8M of stock compensation expense, $2.0 million of tax provisions, and $0.5M of change in fair value of acquisitions, $0.3M of M&A costs, non-cash finance cost of $1.5 million, and one-time marketing costs associated with new AI platform launch of approximately $1 million.
3 In $ thousands except for EPS
4Net loss per share (EPS) for 2023 excludes cumulative dividends allocated to preferred stock holders

Financial Commentary

"We generated strong results in the second quarter as Mondee continues to expand geographically, leverage our enhanced technology, and capitalize on the international travel market recovery. Net revenue of $56.8 million was 124% of the prior-year quarter, on approximately $708 million of gross revenue. Our take rate continued to expand, closing at 8.0%, up from 7.2% in the prior-year quarter, said Jesus Portillo, Chief Financial Officer of Mondee.

"Equally important is Mondee's continued growth of adjusted EBITDA, which increased to $4.4 million in the second quarter of 2023, 118% over the same period last year. To support the adoption of our AI Travel Marketplace launch, we accelerated approximately $1 million of investments in the quarter that were initially planned for 2024. We expect these investments to increase our market share and enhance growth over time. Furthermore, our balance sheet remains strong with approximately $58 million in cash and $153 million debt,” continued Mr. Portillo.

Financial 2023 Outlook
Mondee is increasing 2023 net revenue guidance by $5 million and expects to continue delivering profitable growth. The Company is providing the following guidance for its first full year as a public company, ending December 31, 2023. These projections include both organic and inorganic growth from Mondee's recent acquisitions.

•The Company projects that net revenue for the 2023 fiscal year will be in the range of $245 million to $250 million, representing 155% of 2022 net revenue, measured at the midpoint.

Mondee has recently launched an innovative AI Travel Marketplace targeting a much wider audience of travel experts including social media influencers and freelancers. The Company believes its recent tech innovations will accelerate Mondee’s revenue and market share in 2024 and extend its leadership in the travel AI industry. To facilitate this adoption, one-time marketing and personnel costs of approximately $20 million are estimated to be required over the remaining year in order to maximize and accelerate the adoption of this revolutionary platform. Therefore, it is providing the following modified adjusted EBITDA guidance:

•The Company projects that adjusted EBITDA for the 2023 fiscal year will be in the range of $25 million to $30 million, representing around 250% of 2022 adjusted EBITDA, measured at the midpoint.

Second Quarter 2023 Business Highlights and Subsequent Events

•Launched new Mondee Marketplace featuring AI assistant Abhi. On its one-year anniversary of trading on the Nasdaq, Mondee launched the industry's first fully integrated and personalized AI Travel Marketplace, which the Company believes will transform the travel marketplace due to a range of innovative features. Mondee is changing the travel industry by providing travel influencers, local experts and advisors with unprecedented access to extensive travel content in its unified travel marketplace. The new marketplace features the latest cutting-edge technology, such as Abhi, the AI travel planning assistant, to create and deliver personalized travel experiences conveniently. For travelers, Mondee has crafted immersive travel experiences using intuitive self-service exploration tools driven by AI. In addition, the Company connects travelers with on-demand local experts from around the world. Through Mondee’s AI-driven marketplace, these experts tap into global knowledge, adding a unique touch to travelers’ adventures.

•Added to the Russell 2000 as the largest travel tech addition for 2023. The Company believes this milestone underscores its strong fundamentals and business performance, reaffirming Mondee’s role as a leader in the travel technology industry. This recognition is expected to support the Company’s endeavors in enhancing long-term shareholder value, raising awareness of Mondee among the investment community, bolstering stock volume and liquidity, and diversifying the Company’s shareholder base.

•Acquired Skypass, a prominent global travel company for corporations and small and midsize businesses (SMBs). With a 35-year history of operations, Skypass provides corporate, leisure, and humanitarian travel services. Headquartered in the Dallas, Texas area, it also has offices in Austin, Texas, along with international offices in LATAM, Mexico, Canada, and India, serving both personnel and affiliates from international corporations and SMBs. Skypass's comprehensive range of services span air travel, lodging, cruises, vacation packages, recreational travel, and humanitarian voyages, addressing the needs of personnel, associates, and a broad spectrum of retail travelers. Skypass achieved a gross revenue of $45 million and adjusted EBITDA of $4 million, representing a margin on net revenue of approximately 60%, in 2022. At closing, Mondee paid a consideration of approximately $15 million, comprised of cash and Mondee common stock priced at $10 per share. There is a potential future earn-out in Mondee common stock. Mondee's strategic vision involves leveraging its expansive network and advanced technology, while optimizing revenue generation, introducing FinTech solutions, and streamlining global operations for enhanced top-line and bottom-line performance.

Mondee intends to continue its disciplined M&A strategy in 2023 by adding valuable product and geographical footprint.

•Completed successful secondary offering of existing shares of $52.5 million. The secondary offering was a step forward in diversifying Mondee’s shareholder base with an additional 43 institutional investors and creating an environment that fosters investor participation. Moreover, with management retaining over 40% ownership of shares, management’s interests remain truly aligned with those of Mondee’s valued investors.
•Welcomed Deloitte & Touche LLP ("Deloitte") as Mondee's audit firm. Effective July 6, 2023, Mondee has engaged Deloitte as the Company’s independent registered public audit firm. The company is excited about this partnership and the capabilities and experience that Deloitte will contribute to Mondee.

•Expanded Marketing and Business teams with seasoned talent from leading tech and travel companies. Miten Mehta, previously a leader at Google, joined Mondee's executive team to oversee AI strategic planning and initiatives. With a professional background of over 25 years including a wealth of experience in the AI field, Miten will play a crucial role in the further development of Mondee's AI marketplace. He brings a growth-focused approach that emphasizes client service, revenue generation, and results-driven leadership.

Furthermore, former Accenture executive Geetika Gupta, who led a distributed workforce of 22,000 individuals across geographies including the United States, India, Singapore, and Malaysia, joined Mondee as Chief People Officer. Geetika intends to apply her HR transformation experience consulting for Fortune 100 projects to aid in scaling Mondee's infrastructure.

Under CMO Kymber Lowe's leadership, the marketing team welcomed 14 new members, with the intent to drive substantial growth of the Company over the coming years. The team now includes marketing, brand, digital, and social-media experts from companies such as Google, Amazon and Microsoft, including Rachel Van Nortwick and Kristi Berg. The marketing team has launched a set of marketing initiatives around Abhi, Mondee’s fully integrated AI assistant, to promote Mondee’s AI Travel Marketplace to customers and prospects including travel experts, influencers, travelers, organizations and SMBs.

Conference Call Information

Mondee will host a conference call Tuesday, August 15 at 5:30 a.m. (PT) / 7:30 a.m. (CT) / 8:30 a.m. (ET) to discuss its financial results with the investment community. A live webcast of the event will be available on the Mondee Investor Relations website at http://investors.mondee.com. A live dial-in is available domestically at (833) 470-1428 and internationally at +1 (404) 975-4839, passcode 880245.

A replay will be available on Mondee’s Investor Relations website and an audio replay will be available domestically at (866) 813-9403 or internationally at +1 (929) 458-6194, passcode 629734, until midnight (ET) September 4, 2023.

About Mondee

Established in 2011, Mondee is a travel technology company and a modern travel marketplace based in Austin, Texas. The Company operates 17 offices across the United States and Canada and has core operations in India, Thailand, and Greece. Mondee is driving change in the leisure and corporate travel sectors through its broad array of innovative solutions. Available both as an app and through the web, the Company’s platform processes over 50 million daily searches and generates a substantial transactional volume annually. The Mondee Marketplace includes access to Abhi, the most powerful and only fully-integrated AI travel planning assistant in the market. Mondee’s network includes approximately 65,000 leisure travel advisors, freelancers and influencers, 500+ airlines, and over one million hotels and vacation rentals, 30K rental car pickup locations, 50+ cruise lines. The Company also offers packaged solutions and ancillary offerings that serve a global customer base. For further information, visit: mondee.com.

Non-GAAP Measurements:

In addition to disclosing financial measures prepared in accordance with generally accepted accounting principles in the United States (GAAP), this press release and the accompanying tables include adjusted EBITDA non-GAAP net income, and non-GAAP EPS.

These non-GAAP financial measures are not calculated in accordance with GAAP as they have been adjusted to exclude the effects of stock-based compensation expenses, provision for income taxes, and the impacts of depreciation and amortization. Mondee defines adjusted EBITDA as net loss before depreciation and amortization, provision for income taxes, interest expense (net), other income net, stock-based compensation, and gain on forgiveness of PPP loans. Non-GAAP net income (loss) is defined as net loss before the impacts of amortization of intangibles, provision for income taxes, stock-based compensation, and one-time items. Non-GAAP net income (loss) per share is defined as non-GAAP net income (loss) on a per share basis. See "Reconciliation of GAAP to Non-GAAP Financial Measures" for a discussion of the applicable weighted-average shares outstanding.

Mondee believes these non-GAAP financial measures provide investors and other users of its financial information consistency and comparability with its past financial performance and facilitates period-to-period comparisons of its results of operations. With respect to adjusted EBITDA and non-GAAP net loss/ income, Mondee believes these non-GAAP financial measures are useful in evaluating the Company’s profitability relative to the amount of revenue generated, excluding the impact of stock-based compensation expense and other one-time expenses. Mondee also believes non-GAAP financial measures are useful in evaluating its operating performance compared to that of other companies in its industry, as these metrics eliminate the effects of stock-based compensation, which may vary for reasons unrelated to overall operating performance.

Mondee uses these non-GAAP financial measures in conjunction with traditional GAAP measures as part of its overall assessment of the Company’s performance, including the preparation of its annual operating budget and quarterly forecasts, and to evaluate the effectiveness of its business strategies. Mondee’s definition may differ from the definitions used by other companies and therefore comparability may be limited. In addition, other companies may not publish this or similar metrics. Thus, Mondee’s non-GAAP financial measures should be considered in addition to, not as a substitute for, nor superior to or in isolation from, measures prepared in accordance with GAAP.

These non-GAAP financial measures may be limited in their usefulness because they do not present the full economic effect of Mondee’s use of stock-based compensation. The Company compensates for these limitations by providing investors and other users of its financial information a reconciliation of the non-GAAP financial measure to the most closely related GAAP financial measures. However, Mondee has have not reconciled the non-GAAP guidance measures disclosed under "Financial Outlook" to their corresponding GAAP measures because certain reconciling items such as stock-based compensation and the corresponding provision for income taxes depend on factors such as the stock price at the time of award of future grants and thus cannot be reasonably predicted. Accordingly, reconciliations to the non-GAAP guidance measures are not available without unreasonable effort. Mondee encourages investors and others to review its financial information in its entirety, not to rely on any single financial measure and to view non-GAAP net loss/ income and non-GAAP net loss/ income per share in conjunction with net loss and net loss per share.

Operating Metrics:

This press release also includes certain operating metrics that we believe are useful in providing additional information in assessing the overall performance of Mondee’s business.

Transactions are defined as the aggregation of transactions handled by Mondee’s platform between a third-party seller or service provider and the ultimate consumer. A single transaction could include an airline ticket, a hotel or hospitality accommodation, and any number of ancillaries offered on the platform. Mondee generates revenue from service fees earned on these transactions and, accordingly its revenue increases or decreases based on the increase or decrease in either or both the number or value of transactions Mondee processes. Revenue will increase as a result of an increase in the number of customers using Mondee’s platform and/or as a result of an increase in service fees from higher value services offered on the platform.

Forward-Looking Statements and Unaudited Financials:

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements can be identified by words such as: “believe,” “can”, “"may,” “expects,” “intends,” “potential,” “plans,” “will” and similar references to future periods. Examples of forward-looking statements include, among others, statements we make regarding the Company’s future growth, performance, business prospects and opportunities, strategies, expectations, future plans and intentions or other future events are forward looking statements. Such forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements.

Management believes that these forward-looking statements are reasonable as and when made. However, the Company cautions you that these forward-looking statements are subject to risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of the Company. Factors that may cause actual results to differ materially from current expectations include, but are not limited to, the ability to implement business plans and forecasts, the outcome of any legal proceedings that may be instituted against the Company or others and any definitive agreements with respect thereto, the ability of the Company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees, the ability of the Company to maintain compliance with Nasdaq’s listing standards, and other risks and uncertainties set forth in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the U.S. Securities and Exchange Commission (the “SEC”) and in the Company’s subsequent filings with the SEC. There may be additional risks that the Company does not presently know of or that the Company currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements.

Nothing in this press release should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. In light of the significant uncertainties in these forward-looking statements, you should not rely upon forward-looking statements as predictions of future events. Except as required by law, Mondee undertakes no obligation to update publicly any forward-looking statements for any reason.

MONDEE HOLDINGS, INC.
Condensed Consolidated Balance Sheets
(In $ thousands, except stock and par value data)
(unaudited)

	June 30, 2023	December 31, 2022
Assets
Current assets
Cash and cash equivalents	$48,989	$78,841
Restricted short-term investments	8,899	8,639
Accounts receivable, net of allowance of $6,063 and $4,861 as of June 30, 2023 and December 31, 2022, respectively	110,672	21,733
Contract assets, net of allowance of $0 and $750 as of June 30, 2023 and December 31, 2022, respectively	15,339	5,794

Prepaid expenses and other current assets	7,674	4,673
Total current assets	191,573	119,680
Property and equipment, net	13,561	11,332
Goodwill	76,030	66,420
Intangible assets, net	92,760	57,370
Amounts receivable from related parties	—	—
Operating lease right-of-use assets	1,549	1,384
Deferred income taxes	1,538	237
Other non-current assets	2,102	1,674
TOTAL ASSETS	$379,113	$258,097
Liabilities, Redeemable Preferred Stock and Stockholders’ Deficit
Current liabilities
Accounts payable	$117,160	$33,749
Deferred underwriting fee	200	500
Amounts payable to related parties	50	13
Government loans, current portion	74	72
Accrued expenses and other current liabilities	20,016	9,319
Earn-out liability, net, current portion	3,189	—
Deferred revenue	5,942	5,828
Long-term debt, current portion	8,250	7,514
Total current liabilities	154,881	56,995
Deferred income taxes	821	307
Note payable to related party	199	197
Government loans, excluding current portion	151	159
Earn-out liability, net, excluding current portion	4,585	—
Warrant liability	921	1,293
Long-term debt, excluding current portion	145,510	126,882
Deferred revenue, excluding current portion	13,557	14,656
Operating lease liabilities, excluding current portion	1,256	1,620
Other long-term liabilities	3,091	2,713
Total liabilities	324,972	204,822
Commitments and contingencies (Note 11)

Redeemable preferred stock
Series A preferred stock - 250,000,000 shares authorized, $0.0001 par value, 85,000 shares issued and outstanding as of June 30, 2023 and December 31, 2022 (liquidation preference $92,486 and $87,323 as of June 30, 2023 and December 31, 2022, respectively)	88,960	82,597

Stockholders' deficit
Class A Common Stock – 500,000,000 shares authorized, $0.0001 par value, 84,242,767 and 82,266,160 shares issued and outstanding as of June 30, 2023 and December 31, 2022, respectively	8	7
Treasury stock - 2,033,578 and 0 shares of Class A Common Stock as of June 30, 2023 and December 31, 2022, respectively	(20,336)	—
Shareholder receivable	—	(20,336)

Additional paid-in capital	291,004	271,883
Accumulated other comprehensive gains (losses)	2,283	(621)
Accumulated deficit	(307,778)	(280,255)
Total stockholders’ deficit	(34,819)	(29,322)
TOTAL LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT	$379,113	$258,097

MONDEE HOLDINGS, INC.
Condensed Consolidated Statements of Operations
(In $ thousands, except stock and per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenues, net	$56,771	$45,656	$106,700	$84,723
Operating expenses
Sales and marketing expenses	40,060	32,407	77,505	59,816
Personnel expenses, including stock-based compensation of $4,467, $81, $6,623, and $155, respectively	12,359	5,752	19,825	11,324
General and administrative expenses, including non-employee stock-based compensation of $337, $0, $742, and $6, respectively	5,227	2,025	9,721	4,465
Information technology expenses	1,376	1,158	2,299	2,464
Provision for credit losses, net	(34)	(121)	(701)	86
Depreciation and amortization	3,803	2,769	7,189	5,586
Restructuring expense (income), net	(168)	—	1,361	—
Total operating expenses	62,623	43,990	117,199	83,741
Income (loss) from operations	(5,852)	1,666	(10,499)	982
Other income (expense)
Interest income	290	134	637	261
Interest expense	(8,415)	(6,601)	(16,632)	(12,830)
Gain on extinguishment of PPP loan	—	2,009	—	2,009
Changes in fair value of warrant liability	393	—	372	—
Other income, net	984	915	1,306	764
Total other expense, net	(6,748)	(3,543)	(14,317)	(9,796)
Loss before income taxes	(12,600)	(1,877)	(24,816)	(8,814)
Provision for income taxes	(2,008)	(236)	(2,707)	(290)
Net loss	(14,608)	(2,113)	(27,523)	(9,104)
Cumulative dividends allocated to preferred stockholders	(2,686)	—	(5,164)	—
Net loss attributable to common stockholders	$(17,294)	$(2,113)	$(32,687)	$(9,104)
Net loss attributable per share to common stockholders
Basic and diluted	$(0.22)	$(0.03)	$(0.43)	$(0.15)
Weighted-average shares used to compute net loss attributable per share to common stockholders
Basic and diluted	77,197,805	60,800,000	76,774,455	60,800,000

MONDEE HOLDINGS, INC.
Condensed Consolidated Statements of Cash Flows
(In $ thousands)
(unaudited)

	Six Months Ended June 30,
	2023	2022
Cash flows from operating activities
Net loss	$(27,523)	$(9,104)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities
Depreciation and amortization	7,189	5,586
Deferred taxes	62	92
Provision for credit losses, net	(701)	86
Stock-based compensation	7,365	161
Non-cash lease expense and lease impairment charges	457	(76)
Amortization of loan origination fees	4,126	1,638
Payment in kind interest expense	2,807	6,840
Gain on forgiveness of PPP Loan	—	(2,009)
Gain on termination of lease	(337)	—
Unrealized loss on foreign currency exchange derivatives	129	—
Change in the estimated fair value of earn-out considerations and warrant liability	329	(595)
Changes in operating assets and liabilities
Accounts receivable	(20,468)	(10,168)
Contract assets	(8,795)	(4,175)
Prepaid expenses and other current assets	494	(8,990)
Other non-current assets	(377)	(662)
Amounts payable to related parties	25	836
Accounts payable	24,667	10,211
Accrued expenses and other liabilities	(262)	11,224
Deferred revenue	(985)	(857)
Operating lease liabilities	(608)	121
Other long term liabilities	—	5
Net cash (used in) provided by operating activities	(12,406)	164
Cash flows from investing activities
Capital expenditures	(4,474)	(3,472)
Cash paid for acquisitions, net of cash acquired	(21,919)	—
Purchase of restricted short term investments	(231)	—
Sale of restricted short term investments	—	—
Sale of restricted short term investments
Net cash used in investing activities	(26,624)	(3,472)
Cash flows from financing activities
Repayment of long term debt	(2,063)	(259)
Loan origination fee for long term debt	(615)	—
Proceeds from long term debt	15,000	—
SPAC transaction costs reversed	—	—
Payment of offering costs	(3,672)	(835)
		—
Net cash provided by (used in) by financing activities	8,650	(1,094)
Effect of exchange rate changes on cash and cash equivalents	528	(172)
Net decrease in cash and cash equivalents	(29,852)	(4,574)
Cash and cash equivalents at beginning of period	78,841	15,506
Cash and cash equivalents at end of period	$48,989	$10,932

MONDEE HOLDINGS, INC.
GAAP to Non-GAAP Reconciliations
(In $ thousands, except Transactions and per share data)
(unaudited)

KEY METRICS	1Q22	2Q22	3Q22	4Q22	FY22	1Q23	2Q23
Transactions	462,931	549,729	591,760	533,110	2,137,530	665,173	721,464
Take rate	8.1%	7.2%	6.6%	6.9%	7.2%	7.1%	8.0%
Gross revenue	479,595	634,695	600,500	508,062	2,222,851	699,237	707,766
Net revenue	39,067	45,656	39,753	35,008	159,484	49,929	56,771
YoY Growth	190%	94%	74%	5%	71%	28%	24%
QoQ Growth	17%	17%	(13)%	(12)%		43%	14%

ADJUSTED EBITDA RECONCILIATION	1Q22	2Q22	3Q22	4Q22	FY22	1Q23	2Q23
Net income (loss)	(5,577)	(2,113)	(64,321)	(18,227)	(90,238)	(12,915)	(14,608)
Interest expense (net)	6,102	6,467	7,129	6,319	26,017	7,870	8,125
Stock-based comp exp	80	81	55,236	6,645	62,042	2,561	4,804
Payroll tax expense related to stock-based compensation	—	—	—	—	—	—	86
Depreciation & amortization	2,817	2,769	2,963	3,221	11,770	3,386	3,803
Restructuring expense	—	—	2,130	412	2,542	1,529	(168)
Changes in fair value of Warrant liability	—	—	(683)	791	108	21	(393)
Legal expense	—	—	—	744	744	662	577
Income tax provision	54	236	321	(484)	127	699	2,008
Gain on forgiveness of PPP loan	—	(2,009)	—	—	(2,009)	—	—
Warrant transaction expense	—	—	—	326	326	—	—
M&A costs	—	—	—	—	—	279	264
Other expenses (income), net	151	(915)	1,080	(624)	(308)	(322)	(984)
Change in FV of acquisition earnout		(760)			(760)	171	530
Other non-recurring expenses							394
Sale of export incentives	—	—	—	760	760	216	—
Adjusted EBITDA	3,627	3,756	3,855	(117)	11,121	4,157	4,438
Adjusted EBITDA margin	9.3%	8.2%	9.7%	(0.3)%	7.0%	8.3%	7.8%
Deferred items
Supplier contract renegotiation[2]				2,768	2,768
Chargeback recoveries[3]				989	989
Total Adjusted EBITDA				3,640	14,878
Total Adjusted EBITDA margin				10.4%	9.3%

ADJUSTED NET INCOME RECONCILIATION	1Q22	2Q22	3Q22	4Q22	FY22	1Q23	2Q23
Net Income (loss)	(5,577)	(2,113)	(64,321)	(18,227)	(90,238)	(12,915)	(14,608)
Stock-based comp exp	80	81	55,236	6,645	62,042	2,561	4,804
Amortization - intangibles	1,584	1,584	1,584	1,586	6,338	1,584	2,329
Income tax provision	54	236	321	(484)	127	699	2,008

One-time expenses	168	(2,683)	1,675	2,492	1,651	2,662	810
Adjusted Net Income (Loss)	(3,691)	(2,895)	(5,505)	(7,988)	(20,080)	(5,409)	(4,657)
Deferred items
Supplier contract renegotiation[2]				2,768	2,768
Chargeback recoveries[3]				989	989
Total Adjusted Net Income (Loss)				(4,231)	(16,323)

ADJUSTED EPS RECONCILIATION	1Q22	2Q22	3Q22	4Q22	FY22	1Q23	2Q23
Net income (loss)	(5,577)	(2,113)	(64,321)	(18,227)	(90,238)	(12,915)	(14,608)
Common shares outstanding	60,800	60,800	72,463	82,266	69,082	83,749	77,198
Net loss per share (EPS)[1]	(0.09)	(0.03)	(0.89)	(0.22)	(1.31)	(0.15)	(0.22)
Adjusted net income (loss)	(3,691)	(2,895)	(5,505)	(7,988)	(20,080)	(5,409)	(4,657)
Diluted shares outstanding	94,600	94,600	94,600	83,866	91,917	83,749	84,685
Adjusted EPS	(0.04)	(0.03)	(0.06)	(0.10)	(0.22)	(0.06)	(0.05)
Total adjusted net income (loss)				(4,231)	(16,323)
Diluted shares outstanding				83,866	91,917
Total adjusted EPS				(0.05)	(0.18)

4Net loss per share (EPS) for 2023 excludes cumulative dividends allocated to preferred stock holders.
Note that Mondee's definition of adjusted EBITDA, adjusted net income (loss), and adjusted EPS have been modified. Please see the 10-Q filing for more information.

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